Exhibit 10(F)

SUPPLEMENTAL RETIREMENT PLAN

FOR EXECUTIVES OF

CARPENTER TECHNOLOGY CORPORATION

Effective December 13, 1979

Restated August 20, 2007

Amended June 29, 2010

1.                                      Purpose

The purpose of this Plan is to attract, retain and motivate designated employees of Carpenter Technology Corporation (the “Company” or “Corporation”) who are Participants in the Plan by providing supplemental pension and death benefits to enhance their economic security during their active careers with the Corporation and in Retirement.

2.                                      Definitions

(A)                               “Annual Base Formula Retirement Benefit” shall mean the annual benefit computed to measure total annual retirement income, as provided in Section 6.

(B)                               “Annual Supplemental Retirement Benefit” shall mean the annual benefit to be paid from the Plan, as provided in Section 7 hereof.

(C)                               “Average Annual Earnings” shall, after the adjustment of “earnings” as indicated below, mean “average monthly earnings” as both of these terms are used in the General Retirement Plan multiplied by 12 (in the event the Participant or Former Participant has insufficient service to calculate such average monthly earnings, such Participant’s average monthly compensation shall be determined by the Board in its discretion).  Such average monthly earnings shall be recalculated with the following adjustments to the definition of earnings under the General Retirement Plan.

(1)                                 Annual compensation under the General Retirement Plan will not be limited by the application of section 401(a)(17) of the Code and the regulations thereunder, as amended.

(2)                                 Compensation deferred under the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation or any similar non-qualified plan or arrangement will count as earnings.

(3)                                 The amount of any bonus payments for fiscal year 2002 under the Corporation’s Executive Bonus Compensation Plan (then titled the Executive Annual Compensation Plan or EACP) that were voluntarily waived will count as earnings.

(4)                                 The Fair Market Value as of the last day of fiscal year 2004 of any restricted shares of the Corporation’s Common Stock received in lieu of cash compensation under the Corporation’s Executive Bonus Compensation Plan (then titled the EACP) for fiscal year 2004 will count as earnings.

(D)                               “Board” shall mean the Board of Directors of Carpenter Technology Corporation.

(E)                                “Change in Control” shall mean and include each of the following:

(1)                                 The acquisition by any person, entity, or group of persons (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by a person that is considered immediately prior to such acquisition or acquisitions to effectively control the Company within the meaning of Section 409A of the Code, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(E)(3)(i), 2(E)(3)(ii), and 2(E)(3)(iii);

(2)                                 the date a majority of the individuals who constitute the Board of Directors (the “Incumbent Board”) cease for any reason, during any 12-month period, to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director during such 12-month period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(3)                                 consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business

Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the surviving entity resulting from such Business Combination (including, without limitation, a surviving entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any surviving entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such surviving entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the surviving entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such surviving entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the surviving entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4)                                 approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(F)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(G)                               “Disability” shall mean that a qualified physician designated by the Corporation has reviewed and approved the determination that prior to Separation from Service  the employee:

(1)                                 is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(2)                                 is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.

(H)                              “Early Retirement Benefit” shall mean the annual benefit payable to a Participant under Section 7(B) hereof.

(I)                                   “Former Participant” shall mean any person who was previously a Participant and was either (i) a Participant for at least three years or (ii) an employee of the Company for at least ten years.

(J)                                   “General Retirement Plan” shall mean the Corporation’s “General Retirement Plan for Employees of Carpenter Technology Corporation” as in effect on the last date of a Participant’s employment with the Corporation as a participant under the General Retirement Plan.

(K)                              “Participant” shall mean any person included in the Plan, as provided in Section 3 and shall also mean a Former Participant except as otherwise provided in Section 6.

(L)                                “Plan” shall mean this Supplemental Retirement Plan for Executives of Carpenter Technology Corporation.

(M)                            “Retirement” shall mean the Participant’s Separation from Service on account of “retirement”, as that term is defined in the General Retirement Plan.

(N)                               “Separation from Service” shall mean a Participant’s termination of employment with the Company which entitles the Participant to benefits under the Plan, and which constitutes a “Separation from Service” within the meaning of Code Section 409A.

(O)                               “Surviving Spouse” shall have the meaning ascribed to such term in Sections 3.13(f) or 4.5(a)(1), as applicable, of the General Retirement Plan.

3.                                      Participants

Participants in the Plan will consist of such employees of the Corporation as the Board in its sole discretion may from time to time designate.  An employee previously designated a Participant shall cease to be eligible to participate upon the occurrence of the following:

(A)                               Such Participant’s Separation from Service with the Corporation for any reason other than Retirement under conditions where benefits are payable under Section 7 (except that a Former Participant shall be eligible to receive any previously accrued benefit under this Plan);

(B)                               The Board’s determination, in its sole discretion, that such Participant is no longer eligible to participate in the Plan (except that a Former Participant shall be eligible to receive any previously accrued benefit under this Plan);

(C)                               Such Participant commences performing services for the Corporation solely as an independent contractor or consultant (except that such Participant shall continue to receive any previously accrued benefit under this Plan); or

(D)                               The Board’s determination that such Participant breached the non-competition covenant contained in the Supplemental Retirement Agreement described in Section 4(C) hereof (in which case no further payments will be made under the Plan).

4.                                      Supplemental Retirement Agreement

Each Participant, as a condition precedent to becoming a Participant, will enter into an agreement with the Corporation, in a form supplied by and satisfactory to the Corporation, which will, inter alia,

(A)                               set forth any additional terms and conditions to benefits or participation not otherwise provided herein,

(B)                               permit the Corporation, in its sole discretion, to insure the Participant’s life under an individual life insurance policy in which the Corporation is the owner and beneficiary at no cost to the Participant, and

(C)                               contain a non-competition covenant.

5.                                      Payment of Benefits

Each Participant who shall have a Separation from Service under the conditions set forth in Section 7 will receive a monthly Annual Supplemental Retirement Benefit paid from the general assets of the Corporation for a period of fifteen years commencing as provided herein.  Notwithstanding the foregoing, upon a Change in Control, each Participant shall receive a lump sum payment of their benefits hereunder, as described in Section 5(C) below.

(A)                               Disability.  Upon a Participant’s Disability, a Participant shall commence payment on or about the first of the month following Retirement subject to any age reduction applicable under Section 7(B).

(B)                               Death.  In the event of the death of a Participant prior to the commencement of the Annual Supplemental Retirement Benefit under Section 7 or prior to the completion of payments commenced under Sections 5(A) or 5(D) hereof, a Participant’s Annual Supplemental Retirement Benefit shall be payable in the following order:

(1)                                 To the last beneficiary effectively designated by such Participant in monthly installments for the remainder of the payment period provided in Section 5(A) or 5(D), as applicable, then

(2)                                 To the Surviving Spouse of the Participant, if different, in monthly installments for the remainder of the payment period provided in Section 5(A) or 5(D), as applicable, and finally

(3)                                 To the estate of the Participant or the estate of a payee provided in Sections 5(B)(i) or 5(B)(ii) above, as the Plan Committee determines, in its sole discretion, in a lump sum.  Any lump sum payment hereunder shall be calculated as the present value of the remaining payments, determined in accordance with the “applicable interest rate” and the “applicable mortality table” set forth in Section 3.12(a) of the General Retirement Plan.

(C)                               Change in Control.  Within 30 days following the occurrence of a Change in Control event, all Participants as of the date of this restatement (August 20, 2007) shall receive the actuarial present value of the benefits that would be payable under Section 7(A) hereof, calculated as if each such Participant had a Separation from Service as of the date of such Change in Control event, in a lump sum calculated as in Section 5(B)(3) above.  Notwithstanding the foregoing, any such Participants not eligible for a Normal Retirement under Section 7(A) of this Plan as of the date of such Change in Control will receive a lump sum that is adjusted for Early Retirement as indicated in Section 7(B) of this Plan.  In addition, unless otherwise determined by the Board of Directors, if a Participant is liable for the payment of any excise tax (the “Basic Excise Tax”) pursuant to Section 4999 of the Code, or any successor or like provision, as a result of any payment under this Section 5(C), the Company shall pay the Participant an amount (the “Special Reimbursement”) which, after payment to the Participant (or on the Participant’s behalf) of any federal, state and local taxes, including, without limitation, any further excise tax under said Section 4999, with respect to or resulting from the Special Reimbursement, equals the net amount of the Basic Excise Tax.  The Special Reimbursement shall be paid as soon as practicable after it is determined by the Company or the Participant and reviewed for accuracy by the Company’s certified public accountants, but in no event later than the close of the calendar year next following the calendar year in which the taxes due under this Section 5(C) are remitted to the taxing authority.

(D)                               Other Retirement.

(1)                                 If the Participant has a Separation from Service with eligibility under Section 7(A), the initial installment shall be paid on or about the first of the month immediately following Retirement.

(2)                                 If the Participant has a Separation from Service with eligibility under Section 7(B or C), the initial installment shall be paid on or about:

(a)                                 the first of the month following Retirement for Participants who are (i) at least age 55 with 10 but less then 30 years of service, or (ii) at least age 60 with a vested benefit but less then 10 years of service, or

(b)                                 for all other Participants, the first of the month following (i) attainment of age 55 for those with 10 but less then 30 years of service, or attainment of age 60 for those with a vested benefit but less then 10 years of service.

(3)                                 Notwithstanding anything to the contrary in this Section 5(D), if a Participant is a “Specified Employee,” as that term is defined in section 409A of the Code and the applicable regulations thereunder, payment of such Participant’s benefits shall commence no earlier than the first day of the 7th month following such Participant’s Retirement.  In such event, such Participant’s first installment payment shall be increased by an amount equal to

(a)                                 that number of monthly payments that would have otherwise been made to such Participant during the period between such Participant’s Retirement and the first installment payment provided by this Section 5(D) under the form of annuity in which such Participant’s benefits are payable, plus

(b)                                 a reasonable rate of interest on each of the monthly payments that would have otherwise been made to such Participant during the period between such Participant’s Retirement and the first installment payment provided by this Section 5(D).

(E)                                No benefit payable under this Plan shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind, and any attempt to accomplish the same shall be void and of no effect.

6.                                      Annual Base Formula Retirement Benefit

The Annual Base Formula Retirement Benefit shall be calculated on either (i) the date of the applicable Participant’s Retirement, (ii) in the case of a Former Participant, upon such Former Participant’s termination of participation or (iii) the date of a Change in Control, and will be equal to:

(A)                               the Participant’s or Former Participant’s Average Annual Earnings,

(B)                               multiplied by a percentage which is:

(1)                                 five percent for each year of service, or fraction thereof, with the Corporation up to a maximum of ten years, that an individual has been designated a Participant in this Plan, plus

(2)                                 for each additional year in excess of the service credited in (1) above that the Participant accrues a benefit under paragraph 3.3 of the General Retirement Plan, 1.3 percent for each additional year of service during the first 20 years of Continuous Service (as defined in the General Retirement Plan) and 1.4 percent for each other additional year of service, or fraction thereof provided, however, that the aggregate of the percentages of this Subparagraph 6(B) shall not exceed the sum of 60% plus one-quarter percent per year for each year, or fraction thereof, of Continuous Service exceeding 30 years,

(C)                               reduced by the sum of the following (such reduction to commence and be fixed as of the respective calculation dates hereinafter stated):

(1)                                 the Participant’s accrued pension benefits calculated to be payable from any other defined benefit pension plans provided by the Corporation or its subsidiaries (including but not limited to the General Retirement Plan, the Benefit Equalization Plan, the Earnings Adjustment Plan, the Officers’ Supplemental Retirement Plan, or any replacement or successor pension plans) as of the respective date or dates of earliest entitlement (including the application of any early retirement factor) or, if later, the date of retirement under such pension plans, before any actuarial reduction for option election or conversion in Appendix I of the General Retirement Plan to a life annuity; provided, however, that any such reduction shall not include the portion of any other pension benefit resulting from the Participant’s express contribution or any Increased Benefit calculated under paragraph 3.6 of the General Retirement Plan, nor any benefits attributable to a defined contribution entitlement, and

(2)                                 the amount of the Primary Social Security Retirement Benefit calculated to be payable as of the date of earliest entitlement or, if later, the date of Retirement hereunder.

7.                                      Annual Supplemental Retirement Benefits

(A)                               Normal Retirement

(1)                                 A Participant shall receive upon Retirement a Normal Supplemental Retirement Benefit (as defined below) if the Participant has attained (a) age 62 or older with five or more years of service with the Corporation or its subsidiaries, or (b) thirty years of service with the Corporation or its subsidiaries.

(2)                                 “Normal Supplemental Retirement Benefit” shall mean the Annual Base Formula Retirement Benefit, as set forth in Section 6.

(B)                               Early Retirement

(1)                                 In the event of Retirement before attainment of eligibility for Normal Retirement or grant of a Mutual Consent Retirement, a Participant shall commence receiving his or her Early Retirement Benefit (as defined below) as indicated in Section 5(D) of this Plan.

(2)                                 “Early Retirement Benefit” shall mean the Annual Base Formula Retirement Benefit, as set forth in Section 6(A) and 6(B), reduced to its equivalent actuarial value from age 62 to the date of initial payment to the Participant based on the early retirement factors in paragraph 3.3(c)(2) of the General Retirement Plan, and subsequently adjusted for any further reduction required under Section 6(C).

(C)                               Mutual Consent Retirement

(1)                                 A Participant shall receive an actuarially adjusted monthly Plan benefit as of the commencement date indicated in Section 5(D) based upon the value of the Plan benefit that would have been paid at Retirement hereunder with ten or more years’ service with the Corporation or its subsidiaries, a “Mutual Consent Retirement,” if:  (a) the Participant is entitled to retire with monthly payments under the General Retirement Plan in the month following a Separation from Service, and (b) both the Participant and the Corporation agree that retirement under this Plan would be mutually beneficial.

(2)                                 The amount of such benefit will be the Annual Base Formula Retirement Benefit, as set forth in Section 6.

(D)                               Notwithstanding anything to the contrary contained in this Plan, no Participant, Surviving Spouse or other beneficiary may become entitled to benefits under this Plan without the Participant or Former Participant first completing five consecutive years of service with the Corporation or its subsidiaries, unless otherwise provided in writing and expressly authorized by Board approval.

8.                                      General Provision

(A)                               The exclusive power to interpret this Plan  and the responsibility for carrying out its provisions are vested in the Human Resources Committee, including any successor committee, of the Board, in the same manner and scope as the Pension Board’s authority under paragraph 7.1 of the General Retirement Plan.  Management of this Plan’s administration including the determination of initial claim applications is delegated to the Corporation’s vice-president responsible for benefit administration.  Whenever such vice-president submits a claim application under this Plan, determination of eligibility will be made by the Corporation’s Chief Executive Officer.

(B)                               Except for substituting the adjudicators designated in Section 8(A) above, the claim procedures established under the General Retirement Plan shall be utilized herein.

(C)                               The benefits provided by this Plan will be paid from the general assets of the Corporation or otherwise as the Board may from time to time determine.

(D)                               The Board or, when so designated by the Board, the Human Resources Committee or such Committee’s designee reserves the right at any time to modify or amend in whole or in part any or all of the provisions of the Plan, subject to the provisions of the Supplemental Retirement Agreement between the Corporation and each Participant.

(E)                                The masculine pronoun shall mean the feminine pronoun wherever appropriate.